Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Bed Bath & Beyond Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share(1)	457(o) and 457(r)	—	—	$150,000,000	.0001102	$16,530

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$150,000,000		$16,530

	Total Fees Previously Paid

	Total Fee Offsets							—

	Net Fee Due							$16,530

(1)

Calculated in accordance with Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. This “Calculation of Filing Fee” shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.